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                       Consent of Independent Accountants


We consent to the incorporation by reference in this post effective amendment to the registration statement of The Govett Funds, Inc. on Form N-1A of our report dated February 12, 1999, on our audit of the financial statements and financial highlights of each of the funds constituting The Govett Funds, Inc., appearing in the December 31, 1998 Annual Report filed with the Securities and Exchange Commission pursuant to section 30(d) of the Investment Company Act of 1940. We also consent to the to the references to our firm under the caption "Financial Highlights."



/s/ PricewaterhouseCooper LLP

PricewaterhouseCoopers LLP
San Francisco, California
May 3, 1999